SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2004
FILE NUMBER 811-6463
SERIES NO.: 3


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                   32,425
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                   22,690
              Class C                    1,421

74V.     1.   Net asset value per share (to nearest cent)
              Class A                   $16.01
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                   $15.05
              Class C                   $15.05